Exhibit 99.1

FOR RELEASE AT 8:00 AM ET	For more information, contact:
THURSDAY, OCT. 25, 2007	Thomas F. Rose
Chief Financial Officer

Wendy Crites Wacker, APR
Corporate Communications
Phone (386) 418-8888

Susan A. Noonan
The SAN Group, LLC
Phone (212) 966-3650

Kate Sharadin
The Sharadin Group, LLC
Phone (425) 869-9778

REGENERATION TECHNOLOGIES ANNOUNCES 2007 THIRD QUARTER RESULTS

Company Reports Record Levels of Quarterly Revenues, Will Hold Conference

Call at 9 a.m. ET

ALACHUA, Fla. (Oct. 25, 2007) – Regeneration Technologies, Inc. (RTI) (Nasdaq: RTIX), a leading processor of orthopedic and other biologic implants, announced today that the company’s third quarter revenues were $23.8 million and $68.7 million for the nine months ended Sept. 30, 2007, compared to $18.1 million for the third quarter and $54.9 million for the nine months ended Sept. 30, 2006, representing year over year increases of 31 percent and 25 percent, respectively.

For the third quarter, the company reported a net income of $178,000 and a net income per diluted share of $0.01, compared to a net loss of $1.5 million and a net loss per diluted share of $0.05 for the third quarter of 2006. For the nine months ended Sept. 30, 2007, the company reported a net income of $507,000 and a net income per diluted share of $0.02, compared to a net loss of $4.4 million or $0.15 per diluted share for the same period last year.

During the third quarter and first nine months of 2007, the company recorded stock-based compensation expense totaling $742,000 and $2.2 million, respectively, before income taxes, representing an after tax expense of $600,000 and $1.8 million, respectively, or decreased earnings per diluted share of $0.02 and $0.06, respectively, under the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment. This compares to stock-based compensation expense totaling $814,000 and $2.3 million, respectively, before income taxes for the third quarter and first nine months of 2006, representing an after tax expense of $637,000 and $1.8 million, respectively, and increased net loss per diluted share by $0.02 and $0.06, respectively.

“Throughout 2007, we have focused on execution to improve our financial performance,” said Brian K. Hutchison, RTI chairman, president and CEO. “The impact of implementing our growth strategies resulted in a more than 40 percent growth rate in third quarter revenues compared to last year in our core businesses, excluding results in our cardiovascular product line. In particular, our sports medicine line has experienced a 90 percent growth rate over third quarter 2006, as we pursue our goal to become the recognized leader in providing safe and effective sports medicine implants.”

Quarterly Highlights

Highlights for the third quarter include:

•	Record quarterly revenues

•	Gross margin increase of 870 basis points over prior year to 40 percent

•	Third consecutive quarter of positive cash flow

•	Initial shipments of spine allograft to Stryker Corporation

Third Quarter and Nine Month 2007 Analysis

Spinal Constructs: Revenues from distribution of spinal implants were $10.8 million for the third quarter, compared to $9.1 million in the prior year period, representing an increase of 19 percent. Revenues for the nine months ended Sept. 30, 2007 were $30.7 million, compared to $27 million in the prior year period, representing an increase of 14 percent. The increase for the periods reflects higher shipments of cervical implants and the company’s ability to fulfill customer orders including initial shipments to Stryker Corporation in the quarter.

Sports Medicine: Revenues from distribution of sports medicine implants were $6.8 million for the third quarter, compared to $3.6 million for the prior year period, representing an increase of 90 percent. Revenues for the nine months ended Sept. 30, 2007 were $18.7 million, compared to $10.3 million for the prior year period, representing an increase of 80 percent. Unit volumes for the third quarter and nine month period increased by 16 percent and 39 percent, respectively, primarily due to increased levels of tissue available for distribution from recovery agreements entered into in late 2006. Sports medicine revenue increases were favorably impacted by changes in the mix of implants distributed, the introduction of new BioCleanse®-sterilized implants and higher average revenue per unit on ancillary tendons.

Bone Graft Substitutes: Revenues from distribution of bone graft substitutes were $4.4 million for the third quarter, compared to $2.6 million for the prior year period, an increase of 67 percent. Revenues for the nine months ended Sept. 30, 2007 were $13.1 million, compared to $10.1 million for the prior year period, an increase of 30 percent. Bone graft substitutes consist of all moldable and flowable bone pastes, as well as all cancellous chips and cubes. The revenues were favorably impacted by increased volumes through all of our distribution channels.

General Orthopedic: Revenues from general orthopedic implants were $279,000 for the third quarter, compared to $223,000 for the prior year period. Revenues for the nine months ended Sept. 30, 2007 were $744,000, compared to $726,000 for the prior year period. General orthopedic revenue consists of bone blocks, strips, wedges and shafts.

Cardiovascular: Revenues from distribution of cardiovascular implants were $257,000 for the third quarter, compared to $1.4 million for the prior year period. Revenues for the nine months ended Sept. 30, 2007 were $1.8 million, compared to $4.3 million for the prior year period. The decreased revenue reflected the company’s ongoing exit activities in this product line as remaining inventories continue to be distributed.

Other Revenues: Other revenues were $1.2 million for the third quarter, compared to $1.1 million for the prior year period. Other revenues for the nine months ended Sept. 30, 2007 were $3.7 million, compared to $2.4 million for the nine months of the prior year period. Other revenues consist of tissue recovery fees, biomedical laboratory fees, revenue from exclusivity rights, grant revenue, shipping fees, distribution of reproductions of our allografts to distributors for demonstration purposes and restocking fees. Fees for tissue recoveries for other processors and grant revenue represented the majority of the increase in revenues for both the third quarter and first nine months of 2007.

Conference Call

RTI will hold a live conference call and simultaneous audio Web cast on Thursday, Oct. 25, 2007 at 9:00 a.m. ET to discuss third quarter results. The conference call can be accessed by dialing 800-593-7169, passcode RTIX Q3. The Web cast can be accessed through the investor section of RTI’s Web site at www.rtix.com. A telephone replay of the call will be available through Nov. 30, 2007 and can be accessed by calling 866-515-1617; the replay will also be available at www.rtix.com.

About Regeneration Technologies, Inc.

RTI processes allograft and xenograft tissue into shaped implants for use in orthopedic and other surgeries with a commitment to science, safety and innovation.

RTI also holds the patents on BioCleanse®, the only proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the tissue. The company has distributed more than half a million allograft implants sterilized with the BioCleanse process with zero incidence of infection. RTI is accredited by the American Association of Tissue Banks.

Except for historical information, any statements made in this press release about the company’s anticipated financial results, growth rates, new product introductions, future operational improvements and results, regulatory approvals or changes to the company’s agreements with its distributors are forward-looking statements subject to risks and uncertainties, such as those described in the company’s public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s Web site at www.rtix.com or the SEC’s Web site at www.sec.gov.

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Fees from tissue distribution	$22,599	$17,010	$64,969	$52,438
Other revenues	1,169	1,101	3,737	2,441

Total revenues	23,768	18,111	68,706	54,879
Costs of processing and distribution	14,222	12,410	42,235	37,692

Gross profit	9,546	5,701	26,471	17,187
Operating expenses	9,165	7,851	25,363	23,707

Operating income (loss)	381	(2,150)	1,108	(6,520)
Total other income - net	44	17	43	30

Income before income tax (expense) benefit	425	(2,133)	1,151	(6,490)
Income tax (expense) benefit	(247)	606	(644)	2,054

Net income (loss)	$178	$(1,527)	$507	$(4,436)

Net income (loss) per common share - basic	$0.01	$(0.05)	$0.02	$(0.15)

Net income (loss) per common share - diluted	$0.01	$(0.05)	$0.02	$(0.15)

Weighted average shares outstanding - basic	29,850,187	29,768,916	29,822,472	29,753,084

Weighted average shares outstanding - diluted	30,694,660	29,768,916	30,296,635	29,753,084

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Revenues

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Fees from tissue distribution:
Spinal constructs	$10,843	$9,139	$30,719	$26,950
Sports medicine	6,824	3,597	18,651	10,348
Bone graft substitutes	4,396	2,626	13,062	10,088
General orthopedic	279	223	744	726
Cardiovascular	257	1,425	1,793	4,326
Other revenues	1,169	1,101	3,737	2,441

Total	$23,768	$18,111	$68,706	$54,879

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2007	December 31, 2006
Assets
Current Assets:
Cash and cash equivalents	$18,795	$15,509
Accounts receivable - net	8,806	9,337
Inventories	38,707	37,026
Other current assets	13,976	11,429
Assets held for sale	3,233	—

Total current assets	83,517	73,301
Property, plant and equipment - net	36,006	41,047
Other assets	17,371	15,460

Total assets	$136,894	$129,808

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$8,671	$7,949
Other current liabilities	7,436	8,568

Total current liabilities	16,107	16,517
Other liabilities	7,345	3,401

Total liabilities	23,452	19,918
Total stockholders’ equity	113,442	109,890

Total liabilities and stockholders’ equity	$136,894	$129,808

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Cash flows from operating activities:
Net income (loss)	$178	$(1,527)	$507	$(4,436)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	1,379	1,302	4,252	3,848
Amortization of deferred financing costs	43	43	127	127
Change in working capital	(1,474)	251	(6,262)	(2,825)
Other	637	(3,156)	6,930	(3,267)

Net cash provided by (used in) operating activities	763	(3,087)	5,554	(6,553)

Cash flows from investing activities:
Purchases of property, plant and equipment	(781)	(370)	(1,319)	(1,075)
Proceeds from sale of property, plant and equipment	21	—	80	200

Net cash used in investing activities	(760)	(370)	(1,239)	(875)

Cash flows from financing activities:
Proceeds from exercise of stock options	532	38	651	46
Excess tax benefit from exercise of stock options	81	11	145	14
Payments on long-term obligations	(587)	(575)	(1,825)	(1,719)

Net cash provided by (used in) financing activities	26	(526)	(1,029)	(1,659)

Net increase (decrease) in cash and cash equivalents	29	(3,983)	3,286	(9,087)
Cash and cash equivalents, beginning of period	18,766	20,455	15,509	25,559

Cash and cash equivalents, end of period	$18,795	$16,472	$18,795	$16,472

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